Exhibit 99.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of BioLite Holding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLite Holding, Inc. and its subsidiaries. ( collectively referred to as “the Company”) as of December 31, 2017 and 2016, the related statements of operations and comprehensive income(loss), stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended December 31, 2017 and 2016, in conformity with the U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that BioLite Holding, Inc. and its subsidiaries will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has incurred losses from operations, has a working capital deficit, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2017.
Diamond Bar, California
April 30, 2018

KCCW Accountancy Corp.
3333 S Brea Canyon Rd. #206, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$256,925	$100,464
Restricted cash	56,579	66,944
Accounts Receivable - related parties	3,475	1,265
Receivable from collaboration partners – related parties	-	5,037,500
Due from related parties	153,953	258
Inventory, net	199,708	185,951
Prepaid expenses and other current assets	90,333	43,376
Total Current Assets	760,973	5,435,758
Restricted cash - noncurrent	-	185,436
Property and equipment, net	570,576	563,253
Long-term investments	4,185,969	3,594,241
Deferred tax assets	1,017,897	593,021
Security Deposits	68,876	48,811
Total Assets	$6,604,291	$10,420,520
LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	927,800	231,481
Long-term bank loan - current portion	40,203	119,773
Notes payable	202,429	-
Accrued expenses	511,212	724,327
Other payable	16,288	168,551
Due to related parties	2,390,498	319,910
Total Current Liabilities	4,088,430	1,564,042

Noncurrent Liabilities
Long-term bank loan	55,690	-
Total Noncurrent Liabilities	55,690	-
Total Liabilities	4,144,120	1,564,042

Equity
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 and 41,207,444 shares issued and outstanding	4,121	2,000
Additional paid-in capital	10,862,995	11,303,457
Accumulated deficit	(9,971,033)	(4,922,762)
Other comprehensive income	757,327	61,754
Total Stockholders’ Equity	1,653,410	6,444,449
Noncontrolling Interest	806,761	2,412,029
Total Equity	2,460,171	8,856,478

Total Liabilities and Equity	$6,604,291	$10,420,520

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Net revenue
Merchandise sales	$940	$2,812
Merchandise sales-related parties	2,256	3,253
Collaborative revenue	-	982,083
Total net revenue	3,196	988,148

Cost of revenue	2,249	24,318

Gross profit	947	963,830

Operating expenses
Research and development expenses	256,682	823,046
Selling, general and administrative expenses	1,735,931	1,752,168
Total operating expenses	1,992,613	2,575,214

Loss from operations	(1,991,666)	(1,611,384)

Other income (expense)
Interest income	7,207	3,429
Interest expense	(222,060)	(7,602)
Rental income	11,814	11,884
Impairment loss	-	(1,470,378)
Investment loss	(34,139)	-
Loss on foreign exchange changes	(409,170)	(85,398)
Loss on investment in equity securities	(4,443,876)	(3,560,325)
Other income (expenses)	51,574	67,328
Total other income (expenses)	(5,038,650)	(5,041,062)
Loss before income taxes	(7,030,316)	(6,652,446)
Provision for income taxes expense (benefit)	(360,395)	(60,660)
Net loss	(6,669,921)	(6,591,786)
Net loss attributable to noncontrolling interests, net of tax	1,621,650	1,669,024
Net loss attributable to BioLite Holding, Inc.	(5,048,271)	(4,922,762)
Foreign currency translation adjustment	695,573	61,754
Comprehensive Loss	$(4,352,698)	$(4,861,008)

Net loss per share attributable to common stockholders
Basic and Diluted	$(0.16)	$(0.25)

Weighted average number of common shares outstanding:
Basic and Diluted	30,720,246	20,000,000

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

			Additional		Other
	Common Stocks		Paid-in	Accumulated	Comprehensive	Noncontrolling
	Shares	Amounts	Capital	Deficit	Income	Interest	Total
Balance at July 27, 2016 (inception)	-	$-	$-	$-	$-	$-	$-
Capital Contribution	20,000,000	2,000	-	-	-	-	2,000
Effects from restructuring	-	-	11,303,457	-	-	4,081,053	15,384,510
Net income	-	-	-	(4,922,762)	61,754	(1,669,024)	(6,530,032)
Balance at December 31, 2016	20,000,000	2,000	11,303,457	(4,922,762)	61,754	2,412,029	8,856,478
Capital Contribution	21,207,444	2,121	7,679,786	-	-	-	7,681,907
Effects from restructuring	-	-	(8,120,248)	-	-	16,382	(8,103,866)
Net income	-	-	-	(5,048,271)	-	(1,621,650)	(6,669,921)
Cumulative translation adjustments	-	-	-	-	695,573	-	695,573
Balance at December 31, 2017	41,207,444	$4,121	$10,862,995	$(9,971,033)	$757,327	$806,671	$2,460,171

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net loss	$(6,669,921)	$(6,591,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	43,996	43,777
Investment loss	34,139	-
Impairment losses for doubtful account	-	1,470,378
Loss on investment in equity securities	4,443,876	3,560,325
Deferred tax	(360,395)	(60,660)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(724)	(533)
Decrease (increase) in receivable from collaboration revenue	1,054,913	-
Decrease (increase) in due from related parties	(167,197)	11,580
Decrease (increase) in inventory	3,469	19,166
Decrease (increase) in prepaid expenses and other deposits	(56,973)	72,408
Increase (decrease) in accrued expenses and other current liabilities	(338,236)	151,147
Increase (decrease) in due to related parties	329,556	295,298
Net Cash Used In Operating Activities	(1,683,497)	(1,028,900)

Cash flows from investing activities
Restricted cash	213,808	(181,997)
Net proceeds from sale of investment in equity securities	128,480	-
Loan to related parties	(32,893)	-
Long-term equity investment	(7,803,713)	(3,070,940)
Net Cash Used In Investing Activities	(7,494,318)	(3,252,937)

Cash flows from financing activities
Net proceeds from the issuance of common stock	7,681,907	2,000
Proceeds from loan from related parties	914,427	-
Capital contribution from related parties under common control	6,579	2,642,823
Net proceeds from short-term bank loans	657,861	232,728
Net proceeds from short-term borrowing from third-parties	98,679	93,091
Repayment of long-term bank loans	(34,156)	(36,138)
Net Cash Provided By Financing Activities	9,325,297	2,934,504

Effect of exchange rate changes on cash and cash equivalents	8,979	22,730

Net increase (decrease) in cash and cash equivalents	156,461	(1,324,603)

Cash and cash equivalents
Beginning	100,464	1,425,067
Ending	$256,925	$100,464

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$92,238	$7,602

Non-cash financing and investing activities
Capital contribution from related parties under common control	$1,316	$6,750,000

The accompanying notes are an integral part of these financial statements

BIOLITE HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1. ORGANIZATION AND BUSINESS

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the “BioLite Taiwan”) was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of common stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

The fiscal year of BioLite Holding, BioLite BVI, and BioLite Taiwan (collectively referred to as “the Company”) ends on December 31st.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements, including the accounts of BioLite Holding, BioLite BVI, and BioLite Taiwan, have been prepared in conformity with accounting principles generally accepted in the United States of America. Since BioLite Holding, BioLite BVI, and BioLite Taiwan are the entities under Dr. Tsung-Shann Jiang’s common control prior to the Share Purchase / Exchange Agreement, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Taiwan were transferred to BioLite Holding at their respective carrying amounts on the closing date of Share Purchase / Exchange transaction. The Company has recast prior period financial statements to reflect the conveyance of BioLite Taiwan’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

The functional currency of BioLite Taiwan is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Going Concern — The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $9,971,033 and $4,922,762 as of December 31, 2017 and 2016, respectively, and incurred net loss attributable to BioLite Holding, Inc. of $5,048,271 and $4,922,762 for the years ended December 31, 2017, and 2016, respectively. The Company also had working capital deficiency of $3,327,457 at December 31, 2017. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Segment Reporting — The Company follows the provisions of ASC Topic 280, “Segment Reporting”, which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment in 2017 and 2016. Accordingly, no separate segment information is presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions in Taiwan, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading, or speculative purposes. Concentration of credit risk with respect to accounts receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash Equivalents — Restricted cash equivalents primarily consist of cash held in a reserve bank account associated with short-term bank loans.

Accounts Receivable, Receivable from Collaboration Partners, and Other Receivable — Accounts receivable, receivable from collaboration partners, and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable, receivable from collaboration partners, and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Inventory — Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 6
Office equipment	3 ~ 6

Impairment of Long-Lived Assets —The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Long-term Equity Investment — The Company acquires these equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment — The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. We also consider specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. We record other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on our assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of non-marketable equity investments were $4,277,708 and $3,122,123 for the years ended December 31, 2017 and 2016, respectively.

Post-retirement and post-employment benefits — The Company adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $26,263 and $32,561 for the years ended December 31, 2017 and 2016, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Revenue Recognition —Revenues consist of merchandise sales and collaboration revenue.

Merchandise sales — Revenue from distribution of dietary supplements are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is determinable, and collectability of the sales price is reasonably assured.

Collaboration Revenue — The Company recognizes collaboration revenue accounting for the various payment flows under its collaborative agreements with BioHopeKing Corporation (the “BHK”) and American BriVision Corporation (the “BriVision”) (See NOTE 3).

(i)	Estimated Performance Periods

The collaborative agreements contain multiple elements and deliverables, and required evaluation pursuant to ASC 605-25, “Revenue Recognition — Multiple-Element Arrangements.” The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(ii)	Milestone Payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii)	Multiple Element Arrangements

The Company analyzes multiple element arrangements based on the guidance in ASC Topic 605-25, Revenue Recognition—Multiple Element Arrangements, or ASC 605-25. Pursuant to the guidance in ASC 605-25, the Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 605-10-25-1, “Revenue Recognition”. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of our deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 13 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2017 and 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Share-Based Compensation — The Company recognizes share-based compensation expense for share-based compensation awards granted to its employees and officers. Compensation expense for share-based compensation awards granted is based on the grant date fair value estimate for each award as determined by its board of directors. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally one to two years. As share-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

The Company estimates the fair value of stock-based compensation awards at the date of grant using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

●	Fair value of the underlying common stock. Because the Company’s stocks are not publicly traded, the assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

a) contemporaneous valuations performed by unrelated third-party specialists;

b) the lack of marketability of its common stock;

c) the Company’s actual operating and financial performance, and current business conditions and projections;

d) the Company’s hiring of key personnel and the experience of our management;

e) the Company’s history and the timing of the introduction of new products and services;

In valuing the common stock, the fair value of the underlying common stock was determined by using the value indications under a combination of valuation approaches, including a discounted cash flow analysis under the income approach, market approaches, and the latest round of equity financing at grant date

●	Expected term. The expected term represents the period that the stock-based compensation awards are expected to be outstanding. Since the Company did not have sufficient historical information to develop reasonable expectations about future exercise behavior, it used the simplified method to compute expected term, which represents the average of the time-to-vesting and the contractual life.

●	Expected volatility. As the Company does not have a trading history for its common stock, the expected stock price volatility for its common stock was estimated by taking the mean standard deviation of stock prices for selected companies in biotechnogy industry listed in Taiwan’s stock markets.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

●	Expected dividend yield. The Company has never declared or paid any cash dividends and do not presently plan to declare or pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

The valuations are highly complex and subjective. Following the completion of this offering, common stock valuations will no longer be necessary as the Company will rely on market prices to determine the fair value of its common stock.

Foreign-currency Transactions — For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Translation Adjustment — The accounts of BioLite Taiwan was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income as a component of stockholders’ deficit.

Research and Development — The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables. Research and development expense was $256,682 and $823,046 for the years ended December 31, 2017 and 2016, respectively.

Promotional and Advertising Costs — Promotional and advertising costs are classified as selling and general and administrative expenses, and are expensed as incurred. Promotional and advertising expenses consist primarily of the costs of designing, producing, and distributing materials promoting the Company and its products, including its corporate website. Promotional and advertising costs were $842 and $38,792 for the years ended December 31, 2017 and 2016, respectively.

Statement of Cash Flows — Cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income in its statements of operations and comprehensive income (loss).

Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. The Company is continuing to gather additional information to determine the final impact.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (ASU 2018-02), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its Consolidated Financial Statements.

NOTE 3. COLLABORATIVE AGREEMENTS

(a)	Collaborative agreements with BHK

(i)     On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of December 31, 2017 and 2016, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii)   On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of December 31, 2017 and 2016, the Company has not earned the royalty under the BHK Collaborative Agreements.

(b)	Collaborative Agreement with BriVision

On December 29, 2015, BioLite Taiwan and BriVision entered into a collaborative agreement (the “BriVision Collaborative Agreement”), pursuant to which it is collaborative with BriVision to develop and commercialize five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy – Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy – Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia ( collectively “Five Products”) in the United States of America and Canada for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. On January 12, 2017, BioLite Taiwan entered into an Addendum (the “Addendum”) to the BriVision Collaborative Agreement, pursuant to which BioLite Taiwan and BriVision agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BioLite Collaborative Agreement (the “Sixth Product”) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada. The BriVision Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of the Five Products in the North America Region. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	Upfront payment shall be made upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite Taiwan has to deliver all data to BriVision in one week

●	Upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	At the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	Upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	At the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	Upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

An upfront payment of $3,500,000 (the “Milestone Payment”), or 3.5% of $100,000,000, was due in December 2015 under the BriVision Collaborative Agreement. On May 6, 2016, BioLite Taiwan and BriVision amended the payment terms under the BriVision Collaborative Agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BriVision in this collaborative agreement.

In March 2016, BioLite Taiwan has submitted the first IND and delivered the IND package to BriVision. In February 2017, BriVision agreed to pay the 6.5% of total payment, $6,500,000 to BioLite Taiwan with $650,000 in cash and $5,850,000 in the form of newly issued shares of common stock of ABVC, at the price of $2.0 per share based on the quoted price (for the shares) provided by OTC Markets Group Inc., for an aggregate number of 2,925,000 shares. Since the common stock shares of ABVC are lightly traded in the over-the-counter market, the Company considered to utilize other fair value inputs, such as the bid-ask spread, in determining the fair value of the shares as of December 31, 2017 and 2016. As of December 31, 2017, the first phase II clinical trial research has not completed yet.

Since both BioLite Taiwan, BriVision, and ABVC are related parties and under common control by Dr. Tsung-Shann Jiang, the Company has recorded the full amount of $6,500,000 and $3,500,000 in connection with the BriVision Collaborative Agreement as additional paid-in capital during the years ended December 31, 2016 and 2015, respectively.

Under the Collaborative Agreement, BioLite Taiwan is also entitled to 5% of net sales of the Products. There have not been any commercial sales since the Collaborative Agreement became effective.

The Company evaluated the Collaboration Agreement in accordance with the provisions of ASC, Topic 605-25, Revenue Recognition—Multiple Element Arrangements. The Company’s arrangement with BHK contains the following deliverables: (i) the license right to develop and use proprietary technology and confidential information for BLI-1401-2 Products, and its related intellectual property rights (the “BLI-1401-2 Deliverable”), (ii) ) the license right to develop and use proprietary technology and confidential information for BLI-1005 Products, and its related intellectual property rights (the “BLI-1005 Deliverable”), and (iii) ) the license right to develop and use proprietary technology and confidential information for BLI-1006 Products, and its related intellectual property rights (the “BLI-1006 Deliverable”). The Company’s arrangement with BriVision contains the license right to develop and use proprietary technology and confidential information for the Five Products and the Sixth Product, and their related intellectual property rights (the “Five Products and the Sixth Product Deliverable).

The Company has concluded that each of herein deliverables identified at the inception of the arrangement has standalone value from each of the elements based on their nature. Factors considered in this determination included, among other things, the capabilities of the collaboration partner, whether any other vendor sells the item separately, whether the value of the deliverable is dependent on the other elements in the arrangement, whether there are other vendors that can provide the items and if the customer could use the item for its intended purpose without the other deliverables in the arrangement. Additionally, the Collaboration Agreement does not include a general right of return. Accordingly, each of herein deliverables included in the BHK and BriVision arrangements qualifies as a separate unit of accounting. Therefore, the Company has identified seven units of accounting in connection with its obligations under the collaboration arrangement with BHK and BriVision as follows: (i) BLI-1005 Products, (ii) BLI-1006 Products, (iii) BLI-1008 Products, (iv) BLI-1401-1 Products, (v) BLI-1401-2 Products, (vi) BLI-1401-2 Products, and (vii) Maitake Product (the Sixth Product).

NOTE 4. INVENTORY

Inventory consists of the following:

	December 31, 2017	December 31, 2016
Merchandise	$4,951	$7,784
Finished goods	104,454	95,556
Work-in-process	20,885	19,106
Raw materials	69,418	63,505
Inventory, net	$199,708	$185,951

NOTE 5. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	As of December 31,
Name of related party	2017	2016	Accounting treatment
Braingenesis Biotechnology Co., Ltd.	0.23%	0.23%	Cost Method
Genepharm Biotech Corporation	0.98%	0.98%	Cost Method
BioHopeKing Corporation	9.60%	9.87%	Cost Method
BioFirst Corporation	21.51%	22.11%	Equity Method
American BriVision (Holding) Corp.	2.32%	0.96%	Equity Method
Rgene Corporation	13.04%	-	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
American BriVision (Holding) Corp.	Collaborating with the Company to develop and commercialize drugs
Rgene Corporation	Loan to the investee
BioFirst Corporation	Loan from the investee and provide research and development support service

(3)	Long-term investment mainly consists of the following:

	As of December 31,
	2017	2016
Non-marketable Cost Method Investments
Braingenesis Biotechnology Co., Ltd.	$7,442	$6,808
Genepharm Biotech Corporation	22,720	20,785
BioHopeKing Corporation (See NOTE 3 & 12)	2,261,524	2,068,875
Sub total	2,291,686	2,096,468
Equity Method Investments
BioFirst Corporation (NOTE 12)	1,894,283	1,497,773
American BriVision (Holding) Corp. (See NOTE 3 & 12)	-	-
Rgene Corporation (NOTE 12)	-	-
Total	$4,185,969	$3,594,241

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 21.51% and 22.11% common stock shares of BioFirst, respectively.

Summarized financial information for the Company’s equity method investee, BioFirst, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$6,903,042	$5,160,082
Noncurrent Assets	2,730,701	1,993,818
Current Liabilities	318,074	460,290
Shareholders’ Equity	9,315,669	6,693,610

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$3,030,034	$39,015
Gross Profit	3,003,885	11,476
Net income (loss)	1,665,472	(1,646,859)
Share of loss from investments accounted for using the equity method	358,243	(364,121)

(b)	American BriVision (Holding) Corp. (the “ABVC”):

Both ABVC and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 2.32% and 0.96% common stock shares of ABVC, respectively.

Summarized financial information for the Company’s equity method investee, ABVC, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$2,643,332	$18,645
Current Liabilities	4,400,247	6,538,100
Shareholders’ Equity(Deficit)	(1,756,915)	(6,519,455)

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$-	$-
Gross Profit	-	(32)
Net loss	(4,242,860)	(7,716,723)
Share of loss from investments accounted for using the equity method	(98,434)	(74,081)

(c)	Rgene Corporation (the “Rgene”):

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 13.04% and 0% common stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$48,557	$33,073
Noncurrent Assets	81	74
Current Liabilities	3,118,897	146,697
Shareholders’ Equity(Deficit)	(3,070,259)	(113,550)

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$-	$-
Gross Profit	-	-
Net loss	(3,266,696)	(806,020)
Share of loss from investments accounted for using the equity method	(425,977)	-

(4)	Gains (Losses) on Equity Investments

The components of gains (losses) on equity investments for each period were as follows:

	December 31,
	2017	2016
For the Years Ended
Share of equity method investee losses	$(166,168)	$(438,202)
Impairments	(4,277,708)	(3,122,123)
Total gains (losses) on equity investments	$(4,443,876)	$(3,560,325)

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2017 and 2016 are summarized as follows:

	December 31, 2017	December 31, 2016
Land	$374,953	$343,013
Buildings and leasehold improvements	299,623	274,099
Machinery and equipment	90,130	82,451
Office equipment	21,968	20,096
	786,674	719,659
Less: accumulated depreciation	(216,098)	(156,406)
Property and equipment, net	$570,576	$563,253

Depreciation expenses were $43,996 and $43,777 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7. BANK LOANS

(1)	Short-term bank loan consists of the following:

	December 31,	December 31,
	2017	2016
Cathay United Bank	$253,036	$231,481
CTBC Bank	674,764	-
Total	$927,800	$231,481

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $231,481. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one more year with the principal amount of NT$7,500,000, equivalent to $253,036. The new maturity date is September 6, 2018. As of December 31, 2017 and 2016, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $4,096 and $2,211 for the years ended December 31, 2017 and 2016, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $337,382, and NT$10,000,000, equivalent to $337,382, respectively. Both two loans with the same maturity date at January 19, 2018. The loan balances bear interest at a fixed rate of 1.63% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank.

Interest expenses were $4,849 and $0 for the years ended December 31, 2017 and 2016, respectively.

(2)	Long-term bank loan consists of the following:

	December 31,	December 31,
	2017	2016
Cathay United Bank	$95,893	$119,773
Less: current portion of long-term bank loan	(40,203)	(119,773)
Total	$55,690	$-

On April 30, 2010, BioLite Taiwan entered a seven-year bank loan of NT$8,900,000, equivalent to $300,270, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of December 31, 2017 and 2016, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $2,305 and $3,277 for the years ended December 31, 2017 and 2016, respectively.

NOTE 8. NOTES PAYABLE

On November 27, 2017, BioLite Taiwan and Cheng-Chi International Co., Ltd., a Taiwanese company, entered into a promissory note for borrowing an aggregate amount of NT$6,000,000, equivalent to $202,429, for the period from November 27, 2017 to January 11, 2018. The principal of promissory note bears interest at 12% per annum. This promissory note is secured by 700,000 common stock shares of ABVC and is also personal guaranteed by the Company’s chairman. As of the date of this report, the principal and accrued interest totaling NT$6,090,000, equivalent to $205,465, has been paid in full.

NOTE 9. ACCRUED EXPENSES

Accrued expenses mainly consist of the following:

	December 31, 2017	December 31, 2016
Accrued salaries and bonus	$45,862	$114,026
Accrued employee benefits and pension expenses	9,390	14,582
Accrued sales tax	-	327
Accrued professional service fees	8,300	26,342
Accrued research and development expenses	2,656	87,577
Accrued cost of collaboration revenue payable	400,600	436,681
Others	44,404	44,792
	$511,212	$724,327

NOTE 10. OTHER PAYABLE

Other payable mainly consists of the following:

	December 31, 2017	December 31, 2016
Other payable	$4,532	$65,877
Taiwan income tax withholding payable	11,756	10,081
Borrowing from third party	-	92,593
	$16,288	$168,551

On December 5, 2016, the Company entered a loan agreement bearing interest at a fixed rate at 13.6224% per annum with a third party to advance NT$3,000,000, equivalent to $92,593, for working capital purpose. The term of the loan started from December 5, 2016 with maturity date on February 4, 2017. Interest expense was $0 and $1,057 for the years ended December 31, 2017 and 2016, respectively.

NOTE 11. SHARE-BASED COMPENSATION

On November 15, 2013, the Board of Directors of BioLite Taiwan approved the adoption of the 2013 Stock Option and Incentive Plan, (the “2013 Plan”), providing for the issuance under 2013 Plan of options and rights to purchase up to two million seventy thousand (2,070,000) shares of common stock. Awards of incentive options may be granted under the 2013 Plan until December 31, 2017. As of December 31, 2017 and 2016, there were 487,000 shares available for issuance under the 2013 Plan, which provides for the grant of share-based awards to employees and officers.

Plan Administration ─ The 2013 Plan may be administered by the full Board of Directors of BioLite Taiwan. The Board of BioLite Taiwan has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan.

Eligibility ─ Persons eligible to participate in 2013 Plan will be those full time employees and officers of the Company as selected from time to time by the Board of BioLite Taiwan in its discretion.

Limits ─ Under 2013 Plans, stock options granted to any individual employee cannot exceed 25% of the Plan, neither to exceed 3% of the total common stock shares issued by BioLite Taiwan.

Stock Options ─ The option exercise price of each option under both plans was determined by the Company’s status at the date of grant: (i) before public offering date: the option exercise price would be NT$12.5, equivalent to $0.39, per share and NT$15.0, equivalent to $0.46, per share for the 2013 Plan, respectively, (ii) after public offering date: the exercise price would be decided by the Board of BioLite Taiwan, and not less than the book value per share on the latest financial report before the date of grant, (iii) after been listed on the secondary market, the option exercise price would be the market price, but not less than the par value of the common stock. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure. The term of the option was determined by the Board of Directors of BioLite Taiwan, under the 2013 Plan, employees could exercise 50%, 75%, and 100% of the options at 6 months, 12 months and 24 months after the date of grant. In general, unless otherwise permitted by the Board of BioLite Taiwan, no option granted under 2013 Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Under 2013 Plan, upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, or other instrument acceptable to the Board BioLite Taiwan. Subject to applicable law, the exercise price may also be delivered to BioLite Taiwan by a broker pursuant to irrevocable instructions to the broker from the optionee. To qualify as incentive options, options must meet additional tax requirements.

Tax Withholding ─ Participants in the 2013 Plan are responsible for the payment of any taxes that BioLite Taiwan is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Board, participants may elect to have the minimum tax withholding obligations satisfied by authorizing BioLite Taiwan to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination ─ The Board of Directors of BioLite Taiwan may at any time amend or discontinue the 2013 Plan, and the Board of BioLite Taiwan may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of 2013 Plan will be subject to approval by the administrative authorities.

The following table summarizes the stock option activity under the 2013 Plan, and related information:

Options Outstanding
	Number of		Weighted-
	Shares	Weighted-	Average
	Underlying	Average	Remaining	Aggregate
	Outstanding	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding – January 1, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2017	487,000	$0.4600	2.13	$-

Exercisable – December 31, 2017	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2017	487,000	$0.4600	2.13	$-

Exercisable – December 31, 2016	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2016	487,000	$0.4600	2.13	$-

Compensation expense related to share-based transactions is measured and recognized in general and administrative expenses in the financial statements based on the fair value of the awards granted. The share-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally a half year to two years. As of December 31, 2017 and 2016, all stock options under 2013 Plan were fully vested. Accordingly, the Company recognized stock based compensation expense of $0 and $0 for the years ended December 31, 2017 and 2016, respectively.

NOTE 12. RELATED-PARTY TRANSACTION

Related parties:

(1)	Lion Arts Promotion Inc. (hereinafter, “LION”) was incorporated on March 17, 1997 under the laws of Taiwan. LION is in the business of art related promotion and is a controlling shareholder of BioLite Taiwan.

(2)	BioFirst Corporation (hereinafter, “BioFirst”) was incorporated on November 7, 2006 under the laws of Taiwan. BioFirst is in the business of researching, developing, manufacturing, and marketing of innovative patented medical products. As of December 31, 2017 and 2016, the Company owns 21.51% and 22.11% common stock shares of BioFirst (See NOTE 5), respectively.

(3)	BioHopeKing Corporation (hereinafter, “BHK”) was incorporated on September 1, 2014 under the laws of Taiwan. BHK is in the business of research and development of various cancer drugs and the innovation of medical devices. In 2015, BHK has entered one co-development and two collaborative agreements with the Company (See NOTE 3). In December 2015, the Company acquired 900,000 shares of common stock of BHK for NT$54,000,000 (equivalent approximately $1,822,000) in cash. In August 2016, the Company acquired additional 407,000 shares of common stock of BHK for NT$28,490,000, (equivalent approximately $961,200) in cash. As of December 31, 2017 and 2016, the Company owned 9.60% and 9.87% common stock of BHK, respectively (See NOTE 5).

(4)	American BriVision Corporation (hereinafter, “BriVision”) was incorporated on July 21, 2015 in the State of Delaware, engaging in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs. In 2015, BriVision entered a collaborative agreement with the Company (See NOTE 3). On May 6, 2016, the Company and BriVision entered into an addendum to the collaborative agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. In August 2016, the Company made additional equity investment of $2,350,000 in cash to acquire 1,468,750 shares of common stock of ABVC. In February 2017, the Company received $650,000 in cash and $5,850,000 in the form of newly issued 2,925,000 shares of common stock of ABVC, at the price of $2.0 per share for the first milestone payment. As of December 31, 2017 and 2016, the Company owned 2.32% and 0.96% common stock of ABVC, respectively (SEE NOTE 5).

(5)	Regene Corporation (hereinafter, “Rgene”) was incorporated on June 24, 2010 under the laws of Taiwan. Rgene is in the business of research and development and innovation of various drugs. On March 23, 2017, the Company acquired 600,000 shares of common stock of Rgene for NT$15,000,000 (equivalent approximately $506,000) in cash. As of December 31, 2017 and 2016, the Company owned 13.04% and 0% common stock of Rgene, respectively (See NOTE 5).

(6)	AsianGene Corporation (hereinafter, “AsianGene”) was incorporated on December 16, 2013 under the laws of Taiwan. Rgene is in the business of real estate development. AsianGene is one of the shareholders of the Company.

(7)	Mr. Tsung-Shann Jiang is the chairman and CEO of the Company and the President and a member of board of directors of BioFirst. Mr. Jiang is also the controlling beneficiary shareholder of ABVC, BriVision, and Rgene. Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the chairman of LION and BioFirst, and a member of board of directors of the Company. Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is a member of board of directors of the Company, and is also the chairman, and majority shareholder of ABVC. Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, and Mr. Eugene Jiang hereinafter are collectively called “JIANGS”.

Related party transactions:

For the year ended and at December 31, 2017, the related party transactions are summarized as follows:

			Merchandise Sales /			Receivable from
	Amounts	Amounts	Service	Accounts	Collaboration	collaboration	Loan to	Rent
	due from	due to	Revenue	receivable	Revenue (a)	Partners (a)	(Loan from)	Expenses (b)
LION	$-	$23,171	$2,256	$1,350	$-	$-	$-	$37,592
BioFirst	-	1,118,361	7,894	2,125	-	-	(937,922)	-
BHK	-	-	-	-	-	-	-	-
ABVC & BriVision	115,168	-	-	-	-	-	-	-
Rgene	3,316	-	-	-	-	-	33,738	-
AsianGene	1,731	-	-	-	-	-	-	-
JIANGS	-	311,044	-	-	-	-	-	-
Total	$120,215	$1,452,576	$10,150	$3,475	$-	$-	$(904,184)	$37,592

For the year ended and at December 31, 2016, the related party transactions are summarized as follows:

			Merchandise Sales /			Receivable from
	Amounts	Amounts	Service	Accounts	Collaboration	collaboration	Loan to	Rent
	due from	due to	Revenue	receivable	Revenue (a)	Partners (a)	(Loan from)	Expenses (b)
LION	$-	$-	$3,121	$617	$-	$-	$-	$35,463
BioFirst	258	-	9,536	648	-	-	-	-
BHK	-	-	-	-	982,083	-	-	-
ABVC & BriVision	-	-	-	-	-	5,037,500	-	-
Rgene	-	-	132	-	-	-	-	-
AsianGene	-	-	-	-	-	-	-	-
JIANGS	-	319,910	-	-	-	-	-	-
Total	$258	$319,910	$12,789	$1,265	$982,083	$5,037,500	$-	$35,463

(a)	See NOTE 3.

(b)	The Company leases its office from LION, which automatically renews the lease agreement annually. The monthly base rent is approximately $3,000. Rent expense under this lease agreement amounted to $37,592 and $35,463 for the years ended December 31, 2017 and 2016, respectively

NOTE 13. INCOME TAX

U.S.A

BioLite Holding, Inc. files income tax returns in the U.S. federal jurisdiction, and state and local jurisdictions.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the years ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

British Virgin Islands

BioLite BVI, Inc. was incorporated in British Virgin Islands, which does not tax income.

Taiwan

BioLite Inc. was incorporated in Taiwan. According to the amendments to the “Income Tax Act” enacted by the office of the President of the R.O.C. on February 7, 2018, an increase in the statutory income tax rate from 17% to 20% and decrease in the undistributed earning tax from 10% to 5% are effective from January 1, 2018. This increase in the statutory income tax rate does not affect the amounts of the current taxes recognized as of December 31, 2017 and for the year then ended. No income tax liabilities existed as of December 31, 2017 due to the Company’s continuing operating losses. As of December 31, 2017, we had deferred tax assets related to tax loss and credit carryforwards totaling $1,017,897 that begin to expire in 2025.

Provision for income tax consists of the following:

	2017	2016
Current provision
U.S.A	$-	$-
Taiwan	-	-
Sub total	$-	$-
Deferred provision
U.S.A	$-	$-
Taiwan	(360,395)	(60,660)
Total provision for income tax(benefit)	$(360,395)	$(60,660)

The components of deferred tax assets consisted of the following

	December 31, 2017	December 31, 2016
Deferred tax assets:
U.S.A
Tax loss and credit carryforwards	$155,612	$105,000
Less: Valuation allowance	(155,612)	(105,000)
Subtotal	-	-
Taiwan
Loss on disposal of assets	$694,810	$540,279
Tax loss and credit carryforwards	1,017,897	593,021
Less: Valuation allowance	(694,810)	(540,279)
Subtotal	1,017,897	593,021
Total deferred tax assets	$1,017,897	$593,021

The difference between the combined effective income tax rate reflected in the provision for income tax on income (loss) before taxes and the amounts determined by applying the applicable the U.S. statutory income tax rate and Taiwan unified income tax rate for the years ended December 31, 2017 and 2016 are analyzed below:

	For the Years Ended December 31,
	2017	2016

U.S. statutory income tax rate	35%	35%
Taiwan unified income tax rate	17%	17%
Provisional remeasurement of deferred taxes (U.S. & Taiwan)	(11)%	-%
Changes in valuation allowance	(46)%	(53)%
Effective combined income tax rate	(5)%	(1)%

NOTE 14. COMMITMENTS

Operating lease commitment:

The Company’s operating leases include lease contracts of office spaces, laboratory space, and employees’ dormitory. Future minimum lease payments under the operating leases are summarized as follows:

Fiscal Year	Amount
2018	$75,511
2019	51,359
Thereafter	-
Total	$126,870

In-Licensing collaborative agreement commitment:

(1)	On January 1, 2011, the Company entered a collaborative agreement with Medical and Pharmaceutical Industry Technology and Development Center (“PITDC”), a Taiwanese Company. Pursuant to the collaborative agreement, PITDC granted the Company the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000(equivalent approximately $573,500), of which NT$3,400,000(equivalent approximately $114,710) is due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000 (equivalent approximately $458,000) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs.

The Company paid the upfront payment of NT$3,400,000 (equivalent approximately $114,710) in 2011, the first milestone payment of NT$2,550,000 (equivalent approximately $86,000) in 2012, and the third milestone payment of NT$2,125,000 (equivalent approximately $71,700) in 2013. The Company recorded these amounts as research and development expenses when incurred.

Pursuant to the in-licensing collaboration agreement with PITDC, the Company is required to pay PITDC 10% of sublicensing revenues to PITDC. During the years ended December 31, 2017 and 2016, the Company has paid $0 and $46,773 (equivalent to NT$1,507,320) to PITDC accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of December 31, 2017 and 2016, the Company accrued milestone payments payable of $282,728 and $258,744 to PITDC.

(2)	On February 10, 2011, the Company entered a collaborative agreement with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the collaborative agreement, ITRI granted the Company the sole licensing right for drug and therapeutic use of colon inflammation related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$20,000,000 (equivalent approximately to $674,700), of which NT$2,000,000 (equivalent approximately $67,400) is due sixth days upon signing the agreement and the remaining balance of NT$18,000,000(equivalent approximately $607,300) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs.

The Company paid the upfront payment of NT$2,000,000(equivalent approximately$67,400) in 2011 and the first milestone payment of NT$2,000,000 (equivalent approximately $67,400) in 2016. The Company recorded these amounts as research and development expenses when incurred.

Pursuant to the in-licensing collaboration agreement with ITRI, the Company is required to pay ITRI 10% of sublicensing revenues to ITRI. During the years ended December 31, 2017 and 2016, the Company has paid $0 and $62,060 (equivalent to NT$2,000,000) to ITRI accounting for 10% of sublicensing revenues net of related research and development cost and royalties.

(3)	On February 10, 2011, the Company entered a collaborative agreement with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the collaborative agreement, ITRI granted the Company the sole licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$35,000,000(equivalent approximately $1,180,000), of which NT$3,500,000(equivalent approximately $118,000) is due sixth days upon signing the agreement and the remaining balance of NT$31,500,000(equivalent approximately $1,062,000) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs.

The Company paid the upfront payment of NT$3,500,000(equivalent approximately $118,000) in 2011. The Company recorded these amounts as research and development expenses when incurred. As of December 31, 2017 and 2016, the Company has not sublicensed the licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology to any companies.

(4)	On December 27, 2016, the Company entered a collaborative agreement with Yukiguni Maitake Co., Ltd (“YUKIGUNI”), a Japan company. Pursuant to the collaborative agreement, YUKIGUNI granted the Company the right for selling Maitake dry powder and Maitake extract manufactured by YUKIGUNI, and the right for using Maitake related patent and technology expired in December 2036 or fifteen years after the date when the new product developed by the Company is first sold, whichever is earlier. The total consideration for obtaining such grant would be $305,000. As of December 31, 2016, the Company is not obligated to pay the licensing payment pursuant as YUKIGUNI has not completed any of milestones specified in the agreement.

NOTE 15. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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